UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SCPIE HOLDINGS INC.

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SCPIE Holdings Inc.

A Proud Member of The SCPIE Companies

May 8, 2006

Dear Fellow Stockholders:

As the Chief Executive Officer and Chairman of SCPIE Holdings Inc., we are writing this letter to inform you of the Board’s three impressive director nominees for this year’s Annual Meeting of Stockholders, and to update you regarding SCPIE’s strong results for the year ended December 31, 2005 and first quarter ended March 31, 2006. We want you to be aware of the progress that SCPIE has made in improving its financial performance, attaining profitability and laying the foundation for sustaining long-term value. Furthermore, we believe that our director nominees will bring relevant experience to our company to help lead SCPIE’s progress and foster the next phase of the company’s growth.

The Board’s Nominees for Election at this Year’s Meeting

We believe that we have assembled an outstanding slate of nominees for this year’s election, including two new candidates for independent director, Kaj Ahlmann and Elizabeth A. Murphy, and one of our current independent directors, Willis T. King Jr. We are also enthusiastic about a third new independent director, Marshall Geller, whom we intend to appoint to the Board following this year’s Annual Meeting of Stockholders to succeed Charles B. McElwee, who has indicated his intention to leave the Board after this year’s meeting.

Messrs. Ahlmann and Geller and Ms. Murphy have significant insurance or finance industry experience and pertinent business expertise that would be of great benefit to SCPIE.

•	Mr. Ahlmann is an independent consultant to companies in the insurance industry. He knows our business. Previously he was Chairman and CEO of Inreon, an independent online reinsurance exchange; Vice Chairman and Executive Officer of E.W. Blanch Holdings, Inc.; Chairman, CEO and President of Employers Reinsurance Corporation; and served in several capacities during a 10-year tenure at GE Capital Services.

•	Ms. Murphy also has extensive direct hands-on experience in the insurance industry. She most recently was the Executive Vice President and Chief Financial Officer of Scottish Re Group Ltd., an NYSE-traded company, and previously was Treasurer of ACE Ltd., an NYSE-traded casualty insurance holding company, and a component of the S&P 500.

•	Mr. Geller, for more than 20 years, was a Senior Managing Director for Bear, Stearns & Co. He currently serves as a director of several public companies, including Value Vision Media, Inc. (Nasdaq: VVTV) and GP Strategies Corporation (NYSE: GPX).

We arrived at our decision on our nominees after our Nominating/Corporate Governance Committee, aided by the leading executive and director search firm, Spencer Stuart, extensively reviewed more than 25 candidates and unanimously recommended these three outstanding nominees. The Board believes that its nominees are far superior to the nominees being presented by Stilwell and will better serve the interests of SCPIE and all of its stockholders.

Our Commitment to Enhancing SCPIE’s Core Business

We remain committed to our strategic business plan of enhancing SCPIE’s core California medical malpractice insurance business. The success we have been able to enjoy from the implementation of our strategic business plan is reflected by our results for the year ended December 31, 2005 and first quarter ended March 31, 2006. In both periods, SCPIE benefited from the continued improvement in the company’s core business in California, where a 6.5% rate increase was implemented at the beginning of 2005.

The following highlights just some of our results for the full year ended December 31, 2005 and first quarter ended March 31, 2006:

•	SCPIE recorded net income of $3.5 million for 2005, equal to $0.36 per fully diluted share, marking a sharp turnaround from last year’s net loss of $7.9 million for 2004, or $0.84 per fully diluted share. For the first quarter of 2006, SCPIE’s net income increased to $2.4 million, equal to $0.25 per fully diluted share, from $1.7 million, or $0.18 per fully diluted share, for the first quarter 2005.

•	SCPIE’s core healthcare liability insurance business produced an underwriting profit of $11.2 million for 2005, versus an underwriting loss of $1.9 million for 2004. For the 2006 first quarter, the company’s core healthcare liability business posted an underwriting profit of $2.1 million, versus $121,000 in the comparable year-earlier period.

•	The combined ratio for the core business in 2005 dropped to 91.2%, representing a sharp improvement over the 101.5% combined ratio for 2004. For the 2006 first quarter, the combined ratio for the core business was 93.2%, a marked improvement from the 2005 first-quarter combined ratio of 99.7%.

The Stilwell Group’s Proxy Solicitation

As you may know, Joseph Stilwell and two of his business associates (the “Stilwell Group”) have announced their intention to engage in a proxy solicitation to elect themselves to our Board at this year’s Annual Meeting. We do not believe that the election of the Stilwell Group to the Board at this year’s Annual Meeting is in SCPIE’s or its stockholders’ best interests.

A number of points presented by the Stilwell Group’s proposals for SCPIE could harm the company. Mr. Stilwell claims that SCPIE should focus on its core franchise and that it has had its value obscured by expansion into areas other than its California medical malpractice insurance business. However, as reflected by the results discussed above, we are delivering impressive and sharply improving results in SCPIE’s core business. Furthermore,

SCPIE has already largely completed its withdrawal from its non-core businesses. Outstanding reserves for SCPIE’s discontinued healthcare liability operations in states other than California and Delaware declined to $60.6 million in 2005 down from $97.3 million at the end of 2004, and further declined to $56.3 million in the first quarter of 2006. Outstanding reserves for SCPIE’s assumed reinsurance operations in run-off declined to $59.2 million in 2005 down from $87.8 million at the end of 2004, and further declined to $56.3 million in the first quarter of 2006. In addition, in 2005, SCPIE closed its last Lloyd’s of London assumed reinsurance syndicate which we believe should greatly improve our key capital adequacy metrics and will be a positive factor in our A.M. Best rating evaluation.

Mr. Stilwell also emphasizes that SCPIE’s earnings should be returned to stockholders through dividends or stock repurchases. We believe that a special dividend, repurchase of SCPIE’s shares or some other ‘return of capital’ in the short term could dramatically harm our chances of improving our A.M. Best rating and our competitive position.

Finally, we believe that the election of the Stilwell Group’s nominees could negatively impact the effectiveness of the Board of Directors. It does not appear to us that their nominees have any particular expertise in the insurance industry. As a result of their endorsement of proposals that we believe would be harmful to the company, we are also concerned that the election of the Stilwell Group’s nominees to the Board could be counterproductive to the progress we have worked hard to obtain and that we are working hard to continue into the future.

The Board’s Recommendation

After careful consideration, and based in part on the recommendations of the Nominating/Corporate Governance Committee, we recommend that you carefully review SCPIE’s proxy statement and vote for the Board’s nominees, Kaj Ahlmann, Willis T. King, Jr. and Elizabeth A. Murphy on the enclosed WHITE proxy card. Please discard the GOLD proxy card you may receive from the Stilwell Group.

We appreciate your continued support. If you need assistance or have any questions, please call MacKenzie Partners toll-free at (800) 322-2885 or collect at (212) 929-5500, or call our investor relations office at (310) 551-5948.

Very truly yours,

Donald J. Zuk

President and Chief Executive Officer

Mitchell S. Karlan, M.D.

Chairman

Important Additional Information Filed with the SEC

On May 8, 2006, SCPIE filed a definitive proxy statement with the SEC and mailed it to SCPIE’s stockholders. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT SCPIE HAS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Security holders are able to obtain a free copy of the proxy statement and other related documents filed by SCPIE at the SEC’s website at www.sec.gov. SCPIE’s proxy statement and other related documents may also be obtained from SCPIE free of charge by contacting SCPIE’s Communications Department at (310) 551-5942.

LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN SCPIE’S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON MAY 8, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.

Forward-Looking Statements

In addition to historical information, this letter contains forward-looking statements that are based upon SCPIE ‘s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Successful withdrawal from the assumed reinsurance business, expansion of liability insurance business in its principal market and improved performance and profitability are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory actions, uncertainties and potential delays in obtaining rate approvals, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates in both the core business and discontinued non-core business, and the cyclical nature of the property and casualty insurance industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of SCPIE. SCPIE is also subject to certain structural risks as an insurance holding company, including statutory restrictions on dividends and other intercompany transactions. Forward-looking statements also include statements herein regarding SCPIE’s upcoming Annual Meeting of Stockholders. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by SCPIE or any other person that SCPIE ‘s objectives or plans will be realized.